UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ENCORE CAPITAL GROUP, INC.

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ENCORE CAPITAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2016

To Our Stockholders:

We cordially invite you to attend the 2016 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at the Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 1, 2016, at 8:00 a.m. Eastern time. The annual meeting is being held for the following purposes:

1.	To elect nine directors, each for a term of one year;

2.	To approve, in a non-binding vote, the compensation of our named executive officers;

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business that may properly come before the meeting.

As resolved by our Board of Directors, stockholders of record at the close of business on April 6, 2016 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

We have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which includes our audited consolidated financial statements.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available at www.proxyvote.com.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

Kenneth A. Vecchione

Chief Executive Officer

April 21, 2016

San Diego, California

ENCORE CAPITAL GROUP, INC.

3111 CAMINO DEL RIO NORTH, SUITE 103

SAN DIEGO, CALIFORNIA 92108

858-309-6442

PROXY STATEMENT

This proxy statement relates to the 2016 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at the Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 1, 2016 at 8:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed on April 21, 2016 to stockholders entitled to vote at the meeting.

QUESTIONS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (1) the election of nine directors, (2) the approval, by non-binding vote, of the compensation of our named executive officers, and (3) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. Our management will report on Encore’s progress and respond to questions from stockholders. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 6, 2016, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on the record date, April 6, 2016, there were 25,501,001 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call our Investor Relations representative, at 858-309-6442.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.proxyvote.com;

•	By telephone at 1-800-690-6903; or

•	By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised:

•	By filing with the Corporate Secretary of Encore a notice of revocation at the address shown on the first page of this proxy statement;

•	By sending in another duly executed proxy bearing a later date; or

•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?

If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.

Proposal 2 – FOR, in a non-binding vote, the compensation of our named executive officers (often called the “Say-On-Pay Vote”).

Proposal 3 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. Directors shall be elected by a plurality of the votes cast, meaning that the nine nominees who receive the most votes will be elected to our Board. With respect to the election of directors, you may vote “For All,” “For All Except” or “Withhold All” for the nominees for the Board. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 10 of this proxy statement.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. With respect to any proposal other than the election of directors, you may vote “For,” “Against” or “Abstain.” A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?

If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address unless we have received contrary instructions from one or more of the stockholders. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (1) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (2) mail a request to receive separate copies to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board met seven times during 2015 and otherwise acted by unanimous written consent. In 2015, except for Mr. Ashwini Gupta, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served, in each case held during such director’s period of service. Mr. Gupta, who was appointed to the Board in September 2015, attended three out of the five, or 60%, of the aggregate number of meetings of the Board and meetings of committees of the Board on which he served that were held during his period of service. Mr. Gupta missed the two meetings as the result of commitments made prior to his appointment to the Board.

The Board has five standing committees: the Audit Committee; the Compensation Committee; the Consumer Experience and Compliance Committee; the Nominating and Corporate Governance Committee; and the Risk and Information Security Committee. The current members of our Board, the composition of the Board’s standing committees and the number of meetings held in 2015 are reflected in the table below.

Name	Board	Audit	Compensation	Consumer Experience and Compliance	Nominating and Corporate Governance	Risk and Information Security
Ashwini Gupta(1)	X		X			X
Wendy Hannam(2)	X	X		X
Willem Mesdag(3)	Chair	X
Michael P. Monaco(4)	X	Chair			X	X
Laura Newman Olle	X	X		Chair	X
Francis E. Quinlan	X		X		X	Chair
Norman R. Sorensen	X		X	X	Chair
Richard J. Srednicki(4)	X		Chair	X	X
Kenneth A. Vecchione	X			X (Ex-officio)
Number of Meetings	7	10	6	15	5	4

(1)	Mr. Gupta was appointed to the Board, Compensation Committee and Risk and Information Security Committee on September 28, 2015.
(2)	Ms. Hannam was appointed to the Board, Audit Committee and Consumer Experience and Compliance Committee on September 28, 2015.
(3)	Mr. Mesdag was appointed to the Audit Committee on June 4, 2015.
(4)	Messrs. Monaco and Srednicki were appointed to the Nominating and Corporate Governance Committee on September 28, 2015.

Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The Audit, Compensation and Consumer Experience and Compliance Committees assess the adequacy of their charters annually, and the Nominating and Corporate Governance and Risk and Information Security Committees assess the adequacy of their charters from time to time. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met ten times during 2015 and otherwise acted by unanimous written consent.

Among other things, the Audit Committee has the authority and responsibility under its charter to:

•	appoint our independent auditors and regularly review their performance and internal control procedures and material issues raised by our independent auditors;

•	approve audit and non-audit services and fees;

•	review and approve the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits;

•	review and evaluate our financial statements, accounting principles and system of internal controls regarding finance, accounting, legal compliance and ethical behavior;

•	review and evaluate reports from the independent auditors concerning all critical accounting policies and practices used by the Company;

•	establish procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;

•	support the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;

•	review and approve related person transactions; and

•	consider other appropriate matters regarding our financial affairs.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering all of our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans. The Compensation Committee met six times during 2015 and otherwise acted by unanimous written consent.

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	recommend the compensation and benefits for non-employee directors; and

•	consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants.

The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.

The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards, except those awards for the Company’s employees at the vice president level or below, which approval authority has been delegated to the CEO by the Board and the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from the CEO based on each executive’s individual performance, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. Beginning in 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) to provide comprehensive executive compensation consulting advice. A more detailed description of FWC’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

Consumer Experience and Compliance Committee. We have a standing Consumer Experience and Compliance Committee that assists the Board in fulfilling its oversight responsibilities over our compliance policies and practices, and ensuring an appropriate consumer experience as envisioned in our Consumer Bill of Rights. The Consumer Experience and Compliance Committee has oversight over matters of non-financial compliance, with particular emphasis on those areas that define the consumer experience. These areas include our overall compliance programs, policies and procedures; significant legal or regulatory compliance exposure; and material reports or inquiries from government or regulatory agencies. The Consumer Experience and Compliance Committee met 15 times during 2015 and otherwise acted by unanimous written consent.

Among other things, the Consumer Experience and Compliance Committee has the authority and responsibility under its charter to:

•	monitor, review and approve our Compliance Management System (“CMS”) framework, including compliance-related controls, assessment processes, staffing, audit plans, CMS reporting and compliance policies;

•	ensure that our CMS is maintained in a manner that is suitable, effective and proportionate to the nature, scale, and complexity of the risks involving consumers inherent in our business, taking into account, among other things, industry risk profiles and regulatory requirements;

•	review with our Chief Compliance Officer or other members of management as appropriate (1) results of compliance reviews and any significant findings, (2) periodic reports regarding an assessment of internal controls, and (3) reports concerning any difficulties encountered in the course of compliance audits;

•	review with our Chief Compliance Officer or other members of management as appropriate material reports or inquiries from government or regulatory agencies that raise potentially significant issues regarding regulatory compliance and consumer experience, and overseeing management’s response to those reports or inquiries;

•	review with our Chief Compliance Officer or other members of management as appropriate the status of compliance with federal and state laws and regulations and internal policies, procedures and controls; and

•	oversee the processes by which we train or otherwise communicate compliance obligations to key stakeholders, including employees, agents, affiliates, and key third-party vendors.

Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance. The Nominating Committee met five times in 2015 and otherwise acted by unanimous written consent.

Among other things, the Nominating and Corporate Governance Committee has the authority and responsibility under its charter to:

•	make recommendations to the Board concerning the size and composition of the Board;

•	identify, screen and evaluate proposed candidates for the Board;

•	to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;

•	annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;

•	develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan; and

•	make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The Nominating and Corporate Governance Committee or the Board decides whether or not to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The Nominating and Corporate Governance Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating and Corporate Governance Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals. In 2015, the Nominating and Corporate Governance Committee engaged Crist/Kolder Associates to assist it with its efforts to identify new candidates to serve on our Board. The search process culminated in the nomination and appointment of Mr. Gupta and Ms. Hannam to our Board in September 2015.

We do not have a formal diversity policy, but the Nominating and Corporate Governance Committee does consider a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;

•	a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, accounting or administration, in light of prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s international business experience;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of the Company;

•	the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.

The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.

The Nominating and Corporate Governance Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.

Risk and Information Security Committee.  We have a standing Risk and Information Security Committee that is responsible for assisting the Board in oversight of (1) internal controls designed to protect information and proprietary assets, and (2) our risk governance structure, including the Enterprise Risk Management framework, risk policies and risk tolerances. The Risk and Information Security Committee met four times during 2015 and otherwise acted by unanimous written consent.

Among other things, the Risk and Information Security Committee has the authority and responsibility under its charter to:

•	review with our Chief Information Officer and management policies pertaining to information security and cyber threats, taking into account the potential for external threats, internal threats and threats arising from transactions with third parties and vendors;

•	review with our Chief Information Officer our framework to prevent, detect, and respond to cyber attacks or breaches, as well as identify areas of concern regarding possible vulnerabilities and best practices to secure points of vulnerability;

•	review with our Chief Information Officer policies and frameworks relating to access controls, critical incident response plans, business continuity and disaster recovery, physical and remote system access, and perimeter protection of information technology assets

•	review with management programs to educate employees about relevant information security issues and policies with respect to information security generally;

•	review and approve our risk governance structure, including the Enterprise Risk Management framework, key risk policies and critical risk tolerances;

•	discuss with management and our Chief Risk Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies; and

•	review and approve our internal audit work plan to ensure alignment with identified risks and risk governance needs.

Other Corporate Governance Matters

Director Independence.  The Board has determined that all members of the Board other than Mr. Vecchione are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.

Audit Committee Financial Expert.  The Board has determined that each of Mr. Monaco, Mr. Mesdag and Ms. Olle qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards.

Board Leadership Structure.  The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.

Our non-executive Chairman, Willem Mesdag, provides overall leadership to the Board in its oversight function. Our CEO, Kenneth A. Vecchione, is responsible for setting the strategic direction for the Company and the day-to-day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Mesdag to focus on managing Board matters and Mr. Vecchione to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration. The Board’s role in the risk oversight process has no effect on its leadership structure.

Code of Ethics.  The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Risk Oversight.  Our Board is actively involved in oversight and review of the Company’s risk management efforts, either directly or through its standing committees. While the Board has retained the responsibility for general oversight of risks and of the Company’s Enterprise Risk Management (“ERM”) program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. The Risk and Information Security Committee and the Consumer Experience and

Compliance Committee oversee the Company’s efforts to actively manage both risk and compliance matters. The Risk and Information Security Committee assists the Board by overseeing and reviewing the Company’s risk governance structure, including the ERM program, and also internal controls to protect Company information and proprietary assets. The Chief Risk Officer reports to the Risk and Information Security Committee, which assesses the performance of the Chief Risk Officer. Assessing and managing risk and communicating risks to the Board is the responsibility of the Company’s Chief Risk Officer. The Consumer Experience and Compliance Committee primarily oversees the Company’s compliance policies and practices, as embodied in the Company’s CMS and ensures an appropriate consumer experience as envisioned in the Company’s Consumer Bill of Rights. The Chief Compliance Officer reports to the Consumer Experience and Compliance Committee, which assesses the performance of the Chief Compliance Officer. The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. In addition, the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. Additionally, each Board committee is composed of all independent directors, with the exception of the Consumer Experience and Compliance Committee, which also includes Mr. Vecchione as an ex officio member.

Communications with Directors.  We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Outside Advisors.  Until May 2015, the Compensation Committee had engaged Vedder Price, L.C. (“Vedder Price”) to assist it in carrying out the Company’s executive compensation programs. In May 2015, the Compensation Committee engaged FWC to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of each of Vedder Price and FWC pursuant to SEC rules and determined that each of Vedder Price and FWC is independent and their respective work for the Compensation Committee does not raise any conflict of interest. In addition, the Nominating and Corporate Governance Committee engaged Crist/Kolder Associates to assist it with its efforts to identify new candidates to serve on our Board. The search process culminated in the nomination and appointment of Mr. Gupta and Ms. Hannam to our Board in September 2015. In addition, various committees of the Board may hire outside legal counsel from time to time to provide additional advice.

Executive Sessions of Independent Directors.  Independent Board members meet without management present following regularly scheduled Board meetings or at any other time deemed appropriate by the Board.

Policy Regarding Directors’ Attendance at Annual Meetings.  We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2015 annual meeting.

Majority Voting Policy.  The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.

The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (1) accepting the resignation, (2) maintaining the director but addressing the underlying cause of the “withheld” votes, (3) determining not to renominate the director in the future, (4) rejecting the resignation or (5) any other action the Nominating and Corporate Governance Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Corporate Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS

(PROPOSAL NO.  1)

General

Our Board currently consists of nine members, each with a term expiring at the 2016 annual meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, the following incumbent directors for election at the 2016 annual meeting: Kenneth A. Vecchione, Ashwini Gupta, Wendy Hannam, Willem Mesdag, Michael P. Monaco, Laura Newman Olle, Francis E. Quinlan, Norman R. Sorensen and Richard J. Srednicki.

In the event that any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualifies.

Required Vote

Subject to the Majority Voting Policy described above, if a quorum is present and voting, the nine nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Director Nominees

Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	61	President, Chief Executive Officer and Director
Willem Mesdag	62	Non-Executive Chairman and Director
Ashwini Gupta	63	Director
Wendy Hannam	56	Director
Michael P. Monaco	68	Director
Laura Newman Olle	63	Director
Francis E. Quinlan	67	Director
Norman R. Sorensen	70	Director
Richard J. Srednicki	68	Director

KENNETH A. VECCHIONE. Mr. Vecchione has served as a director and our President since April 2013 and as our Chief Executive Officer since May 2013. He also serves as a director of Cabot Credit Management Limited (“Cabot”), the Company’s U.K.-based subsidiary. Prior to joining the Company, Mr. Vecchione served as the President and Chief Operating Officer of Western Alliance Bancorp, a publicly traded bank holding company, from April 2010 to April 2013. Mr. Vecchione served as the Chief Financial Officer of Apollo Global Management, L.P., a private equity firm, from November 2007 to March 2010. He also served as Vice Chairman and Chief Financial Officer of MBNA Corporation and as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. Mr. Vecchione has served as a director of Western Alliance Bancorp. since October 2007 and as chairman of Western Alliance Bank, its wholly-owned subsidiary, from January 1, 2014 through December 31, 2015. Mr. Vecchione also serves as a director of the International Securities Exchange and was previously a director of the Federal Home Loan Bank of San Francisco and Affinion Group. Mr. Vecchione is a graduate of SUNY at Albany. Mr. Vecchione’s qualifications to serve on the Board include his extensive experience in the financial services industry and service on other financial industry boards, and his strong background in executive leadership and strategic planning.

WILLEM MESDAG. Mr. Mesdag has served as a director since May 2007. He also serves as a director of Cabot. He is the Managing Partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain, he was an investment banker at Goldman, Sachs & Co. and a securities lawyer at Ballard, Spahr, Andrews & Ingersoll. He joined Goldman Sachs in 1981 and was made a General Partner in 1990. Mr. Mesdag holds a bachelor’s degree from Northwestern University and a J.D. from Cornell Law School. He serves as a director of Destination XL Group, Inc. and Heidrick & Struggles International, both of which are public companies. He also serves as a director of Davis Petroleum Acquisition Corp., a private company. He previously served on the boards of Cost Plus, Inc., 3i Group plc and Skandia Group AB, all of which were public companies. Mr. Mesdag’s qualifications to serve on the Board include his public and private company board service as well as his career as an investment banker and securities lawyer, through which he has extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry with significant international operations.

ASHWINI GUPTA. Mr. Gupta has served as a director since September 2015. Mr. Gupta is the President of the Global Credit Risk and Information Management Group of the American Express Company. He is an executive officer and a member of American Express’ operating committee, which is responsible for managing American Express’ strategic direction. The Global Credit Risk and Information Management Group at American Express works with every business across the enterprise, as well as with strategic partners, regulators and customers in every market. The team’s goals are to control credit and fraud risk, and accelerate revenue growth through capabilities and innovation, especially focused on Big Data. Mr. Gupta was previously the Chief Risk Officer of the American Express Company for nine years and led the building of integrated risk controls. Mr. Gupta has been with American Express his entire professional life. Mr. Gupta earned an MBA from Columbia University and a bachelor’s degree in Engineering from Indian Institute of Technology (IIT), Delhi. He serves on the board of Big Brothers Big Sisters of New York and on the advisory board of South Asian Youth Action (SAYA!). Mr. Gupta’s qualifications to serve on the Board include his significant experience as an executive officer of a public international finance company and his experience related to risk and information management.

WENDY HANNAM. Ms. Hannam has served as a director since September 2015. Ms. Hannam retired from Scotiabank, an international Canadian bank and a leading financial services provider in North America, Latin America and parts of Asia, in 2014. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired. Ms. Hannam holds a bachelor’s degree with honors in commerce from Memorial University and a master’s degree in business administration from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She has served on the boards of several business, arts and community organizations. Hannam became a member of WXN’s Hall of Fame for Canada’s Most Powerful Women in 2010, and was named to the Latinvex Top 100 Business Women in Latin America in 2013. Ms. Hannam’s qualifications to serve on the Board include substantial experience in international financial services and operations in regulated industries.

MICHAEL P. MONACO. Mr. Monaco has served as a director since August 2014. He has served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management, since 2002. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He currently serves as a director of each of the International Securities Exchange, which operates a leading options exchange in the United States, and iPayment, Inc., a leader in the payment processing industry. Mr. Monaco previously served as a director of I.D. Systems, Inc., a publicly traded company, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.

LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as chief enterprise risk officer. She joined Capital One in 1999 as senior vice president of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as senior vice president of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle serves as a board member of Morgan Stanley Private Bank (MSPBNA). Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include broad experience developing and overseeing enterprise risk management, interacting with regulatory authorities and information technology programs at complex financial institutions.

FRANCIS E. QUINLAN. Brigadier General Francis E. Quinlan, United States Marine Corps Reserve (Ret.) has served as a director since September 2011. General Quinlan has practiced law for nearly thirty years, most recently at Newmeyer & Dillion LLP since May 2011. Before entering the practice of law he was an agent with the Federal Bureau of Investigation. As a reserve officer he performed active duty in command positions at the Squadron, Air Group, Air Wing, Marine Expeditionary Force and Joint Force levels of the United States Marine Corps. He has served as a board director and chairman of the audit committee of Irvine Company LLC since September 2002; was founding audit committee chairman and former member of the Board of Directors of the California State Compensation Insurance Fund; and is the chairman of the audit committees of Santa Fe Trust, Inc. and its sister company, Independent Trust Company of America, LLC. Prior to joining the Board he served on the audit committee of Convoke Systems, Inc., an entity that provides software services to the debt buying industry. He is Emeritus General Counsel and former audit committee chairman of the Marine Corps University Foundation, Inc. Board of Trustees. Mr. Quinlan holds a Master of Laws in Taxation, has represented major financial institutions in matters ranging from governance and compliance to cyber security and has conducted and directed complex financial, tax, Foreign Corrupt Practices Act, internal fraud and national security investigations in his civilian and military careers. His additional qualifications to serve on the Board include financial forensic accounting training with the Federal Bureau of Investigation, completion of information operations, cyber security and inter-agency professional schools at the national level and corporate network security programs involving multi-national enterprises.

NORMAN R. SORENSEN. Mr. Sorensen has served as a director since December 2011. He also serves as a director of Cabot. Mr. Sorensen is the former Chairman of the International Insurance Society. Previously, he was Chairman of the International Advisory Council of Principal Financial Group. He was Chairman of Principal International, serving from 2011 to 2012, and President and CEO of International Asset Management and Accumulation of the Principal Financial Group, serving from 2001 to 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company since 2007, as well as held a number of other senior management positions since 1998. Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He is also a former Chairman of DE Master Blenders, a former member of the board of Sara Lee Corporation and currently serves as a Senior Advisor to Deloitte, LLP. Mr. Sorensen serves on the board of Insperity, Inc., a public company. Mr. Sorensen’s qualifications to serve on the Board include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.

RICHARD J. SREDNICKI. Mr. Srednicki has served as a director since February 2014. Mr. Srednicki retired from JPMorgan Chase & Co., a publicly traded multinational banking and financial services holding company, in 2007 following seven years as chief executive officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was president of the Home Services Division at Sears Roebuck & Co., president of AT&T Universal Card Services, general manager of Citibank Germany, general manager of Citibank Card Services USA and a senior product manager at Colgate Palmolive Company. He previously served as a board member of Alliance Bank of Arizona and the Affinion Group, Inc. Mr. Srednicki’s qualifications to serve on the Board include his substantial experience in the financial services industry with other highly regulated companies and service on other financial industry boards.

EXECUTIVE OFFICERS

Set forth below is certain biographical information about each of our executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	61	President, Chief Executive Officer and Director
Jonathan C. Clark	57	Executive Vice President, Chief Financial Officer and Treasurer
Paul Grinberg	55	Group Executive, International and Corporate Development
Ashish Masih	50	Executive Vice President, U.S. Debt Purchasing and Operations
Gregory L. Call	49	Senior Vice President, General Counsel and Corporate Secretary

KENNETH A. VECCHIONE. For biographical information, see Election of Directors (Proposal No. 1) above.

JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2015. Mr. Clark served as Chief Financial Officer of Midland Credit Management, Inc., the Company’s domestic operating subsidiary, since October 2014. Prior to that, Mr. Clark’s most recent role was Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, where he served in such capacity from January 2011 until March 2013. Sallie Mae’s primary business was to originate, service, and collect on student loans. He previously served in various other executive capacities at Sallie Mae beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007 after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.

PAUL GRINBERG. Mr. Grinberg was appointed Group Executive, International and Corporate Development on February 2015. He also serves as a director of Cabot. Mr. Grinberg was previously our Executive Vice President, Chief Financial Officer and Treasurer since May 2005, and he served as Secretary from June 2008 until January 2010. From September 2004 until May 2005, he served as our Senior Vice President of Finance. From May 2003 until joining the Company, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with financial strategy, M&A and related services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte &Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as a director, Chairman of the audit committee, Chairman of the compensation committee and member of the nominating committee of Bank of Internet USA, an FDIC insured branchless bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989, and he is a Certified Public Accountant.

ASHISH MASIH. Mr. Masih has served as our Executive Vice President, U.S. Debt Purchasing and Operations since February 2014. He is responsible for internal call center operations, decision science and analytics, legal collections, marketing, and operations involving our Midland Credit Management subsidiary. Previously, he served as Senior Vice President, Legal Collections Operations from 2010 until February 2014. Mr. Masih joined the Company in 2009, serving as Senior Vice President, Corporate Development. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in the Collections & Recoveries functions in the credit card business and was also chief financial officer and head of analytics for a business unit of Capital One. Prior to joining Capital One, Mr. Masih was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

GREGORY L. CALL. Mr. Call has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2011. He is responsible for overseeing the Company’s legal department, the enterprise risk management and compliance functions, and the team of legal professionals supporting the Company’s internal legal collections channel. Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call held various positions, culminating as Vice President, General Counsel, of Gateway, Inc., the computer maker and holder of one of America’s strongest consumer brands. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.

COMPENSATION DISCUSSION AND ANALYSIS – EXECUTIVE SUMMARY

Compensation Philosophy and Purpose

The Compensation Committee of the Board (the “Compensation Committee”) expects the Company’s executives to deliver high performance in a sustained fashion. As a result, a substantial portion of the executives’ overall compensation is tied to our performance, with the single largest component of annual compensation provided in the form of equity. In designing the executive compensation program, the Compensation Committee focuses on: (1) aligning pay delivery with the achievement of challenging short- and long-term operational and financial goals and the creation of value for our long-term shareholders; (2) positioning us competitively among the companies against which we recruit and compete for talent and (3) enabling us to attract, retain and reward Named Executive Officers (“NEOs”) who contribute to our long-term success.

2015 Named Executive Officers
Kenneth A. Vecchione	President and Chief Executive Officer
Jonathan C. Clark	Executive Vice President, Chief Financial Officer, and Treasurer
Paul Grinberg	Group Executive, International and Corporate Development
Ashish Masih	Executive Vice President, U.S. Debt Purchasing Operations
Gregory L. Call	Senior Vice President, General Counsel and Corporate Secretary

Elements of Compensation

The table below sets out the three primary elements of total compensation and the roles they serve:

Element		Description/Role
Base Salary (Cash)		• Base salaries are evaluated annually by the Compensation Committee and are based on each executive’s experience, responsibilities and contributions to the Company.
Short-Term Incentive (Cash)

•     Executives are eligible to receive an annual cash bonus payable pursuant to our Key Contributor Plan (“KCP”) based on our achievement of certain Adjusted EBITDA performance targets established by the Compensation Committee at the beginning of each fiscal year.

•     The 2015 Adjusted EBITDA target was set at 110% of 2014 actual Adjusted EBITDA, requiring meaningful growth for the target to be achieved.

•     Focuses executives on the short-term results that are closely tied to longer-term stockholder value creation.

Long-Term Incentive (Equity)	Time Based

•     Of the total 2015 long-term grant for NEOs, 40% consists of restricted stock awards (“RSAs”) that vest in equal installments over a three-year period.

•     Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

•     Supports retention.

Performance Based

•     Of the total 2015 long-term grant for our NEOs, 60% consists of performance stock awards (“PSAs”) that vest over a three-year period based on the Company’s achievement against adjusted earnings per share targets established by the Compensation Committee early in the year of grant.

•     For 2015 PSA grants, the 2015 adjusted earnings per share target was set at 110% of actual 2014 adjusted earnings per share, requiring meaningful growth for the target to be achieved.

•     Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

Pay for Performance

NEO compensation is based on clear, measureable goals related to Company performance. The Compensation Committee sets performance objectives that are designed to be challenging but achievable. Target compensation opportunities are generally targeted around the 50th percentile of our compensation peer group. If the Company exceeds its performance targets, actual compensation will likely exceed the median. Conversely, total compensation can be substantially less than the median for performance that does not meet Company targets, and can include no annual bonus and lower realized value from equity awards.

This section will briefly (1) highlight the Company’s overall 2015 financial performance, (2) detail the structural alignment of pay for performance of our compensation program demonstrating which portions of executive compensation are “at-risk,” (3) demonstrate the effect of our stock price on NEO equity compensation and (4) explain the performance metric targets used in our compensation program and detail 2015 actual performance against those performance metric targets.

Financial Highlights for 2015

We reported the following financial highlights for 2015.

•	Estimated Remaining Collections (ERC) grew 10% to a record $5.7 billion as of December 31, 2015, compared to $5.2 billion as of December 31, 2014.

•	Gross collections from the portfolio purchasing and recovery business grew 6% to $1.70 billion for 2015, compared to $1.61 billion in 2014.

•	Investment in receivable portfolios in the portfolio purchasing and recovery business was $1.02 billion for 2015, to purchase $12.7 billion in face value of debt, compared to $1.25 billion, to purchase $13.8 billion in face value of debt in 2014. We deployed $506 million in the U.S., $424 million in Europe and $94 million in other geographies during 2015. Our subsidiary Propel Financial Services also purchased $220 million of tax liens during 2015, raising our total deployment for the year to $1.24 billion.

•	Total revenues increased 8% to $1.16 billion for 2015, compared to $1.07 billion in 2014.

•	Adjusted EBITDA increased 9.7% to $328.2 million for 2015 compared to $299.3 million in 2014. This Adjusted EBITDA metric differs from the Adjusted EBITDA metric regularly reported by the Company. See “Overview of 2015 Compensation – Annual Short-Term Incentive Bonus (KCP) – Calculation of Adjusted EBITDA.”

•	Adjusted earnings per share (“Adjusted EPS”) increased 14% to $5.15 compared to $4.52 in 2014.

While financial operating performance results were positive for 2015, total stockholder return for 2015 did not meet our expectations. Beginning in the fourth quarter of 2015 there was a strong dislocation between our financial performance and our stock price. As discussed below, as a result of our compensation program design and its emphasis on pay for performance, the recent decline in the price of our common stock impacted not only 2015 NEO compensation but also decreased the value of each of our NEO’s outstanding equity awards and personal holdings of Company common stock.

Structural Alignment of Pay for Performance

Executive compensation is linked strongly to the financial and operational performance of the Company. In 2015, 76% of CEO target compensation and 74% of other NEO target compensation, on average, was variable and at-risk based on Company performance. The following charts reflect the direct pay mix for our CEO and NEOs and indicate the percentage of each compensation element. The charts show “at target” compensation, which reflects approximate compensation that would be realized by these individuals if the Company achieves the target financial goals set by the Compensation Committee.

Effect of Stock Price on NEO Equity Compensation

The interests of our NEOs are aligned with our stockholder’s interests. Consistent with our executive compensation philosophy and program design, as illustrated in the chart below based on our CEO’s equity compensation, during periods of a depressed stock price, the value that an NEO can expect to realize from long-term equity-based awards also declines, significantly reducing the compensation values compared to the grant date values.

	Grant Date Value(1)	Realized/Realizable December 31, 2015(2)	Change	Percentage Change
2013 Equity Grants	$5,109,963	$4,910,507	$(199,456)	(4)%
2014 Equity Grants	$2,774,626	$1,143,891	$(1,630,735)	(59)%
2015 Equity Grants	$1,719,939	$1,211,037	$(508,902)	(30)%

(1)	Amounts in this column represent the grant date fair value of equity awards granted during our 2015, 2014 and 2013 fiscal years, computed in accordance with FASB ASC Topic 718, based on target levels for the PSAs.
(2)	Amounts represent the value of realized/realizable equity awards as of December 31, 2015, based on the closing price on December 31, 2015 of $29.08. Assumes that the Retention Grants (as defined below) do not vest.

2015 Performance Metrics and Goal Setting

Both short-term incentives and long-term incentives are based on measurable and objective performance metrics. The following summarizes performance targets against actual 2015 performance for our key compensation performance metrics, Adjusted EBITDA and Adjusted EPS. The Compensation Committee believes that these performance metrics are key drivers of our success and stockholder value, and are directly affected by the decisions of the Company’s management.

Annual Short-Term Incentive Bonus (KCP) – Adjusted EBITDA. Annual Short-Term Incentive cash bonuses are paid to NEOs based on the Company’s achievement of certain Adjusted EBITDA performance targets established by the Compensation Committee at the beginning of each fiscal year. The 2015 Adjusted EBITDA target was set by the Compensation Committee at $329.5 million, 10% higher than the $299.3 million of Adjusted EBITDA actually achieved in 2014. Actual Adjusted EBITDA for 2015 was $328.2 million, representing an increase of 9.7% over 2014 actual Adjusted EBITDA of $299.3 million but only 99.6% of the Adjusted EBITDA target of $329.5 million. As a result annual short-term incentive cash bonuses under the KCP were paid out at slightly below target levels. See “Overview of 2015 Compensation – Annual Short-Term Incentive Bonus (KCP).”

Description	Amount
2015 Adjusted EBITDA Target:	$329.5 million
2015 Actual Adjusted EBITDA Result:	$328.2 million
Percentage of Target Attained:	99.6%

Performance-Based Long-Term Incentive – Adjusted EPS. The PSAs vest over a three-year period based on the Company’s achievement against adjusted earnings per share (“Adjusted EPS”) targets established by the Compensation Committee early in the year of grant. For the PSAs granted in 2015, the Compensation Committee set a 2015 Adjusted EPS target of $5.00, a 10% increase over the Adjusted EPS of $4.52 actually achieved in 2014. Actual Adjusted EPS for 2015 was $5.15, representing an increase of 14% over 2014 actual Adjusted EPS of $4.52 and 103% of the Adjusted EPS Target of $5.00. As a result, tranche 1 of the PSAs granted in 2015 vested at 138% of target shares. See “Overview of 2015 Compensation – Long-Term Incentive Program.”

Description	Adjusted EPS Target	2015 Actual Adjusted EPS Result	Percentage of Target Attained	Vesting Percentage
2015 PSA Grant – Tranche 1	$5.00	$5.15	103%	138%

Key Governance and Pay Practices

Our executive compensation program features best practices in compensation design and governance practices, including:

•	Emphasizing pay for performance alignment;

•	Performing regular reviews of the compensation program as directed by the Compensation Committee;

•	Retaining an independent compensation consultant that reports directly to the Compensation Committee;

•	Maintaining stock ownership guidelines for executive officers and directors;

•	Prohibiting the pledging and hedging of Company stock by executive officers and directors; and

•	Not providing tax gross-ups for change in control benefits.

Stockholder Support

At our 2015 Annual Meeting of Shareholders, our stockholders expressed strong support for our executive compensation program, with over 97% of votes cast voting in favor of the proposal. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance-based executive compensation program.

Key Changes for 2016 Compensation

The Compensation Committee and Company management continually seek to improve the executive compensation program. With the support of management and the independent compensation consultant, the Compensation Committee has decided the make the following changes for 2016:

•	Relative Total Stockholder Return – We introduced relative total shareholder return (“TSR”) over a three-year period as a metric within the long-term incentive award performance share plan design in an effort to more closely align executive compensation with company performance and stockholder interests.

•	Stock Ownership Guidelines – We revised our stock ownership guidelines for our executives and directors to promote increased equity ownership and thereby further align their interests with the interests of our stockholders. See “Other Matters Relating to Executive Compensation – Stock Ownership Guidelines.”

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Philosophy and Purpose

Through our compensation structure, we aim to attract, retain and reward our talent. We feel it is critical to create compensation programs that support our business objectives, create momentum, reward executive performance and enable our growth and success. We strive to position ourselves to provide total compensation that is market competitive. Each element of our NEO compensation is targeted to the 50th percentile of our compensation peer group. To the extent compensation exceeds the median levels, it is directly attributable to performance by achieving measurable, clearly defined performance goals. If the Company exceeds its performance goals, actual compensation will likely exceed the median, with the ability to achieve top quartile compensation for top quartile performance results.

Ultimately, our compensation philosophy is generally focused on the following:

•	Pay for Performance and Experience. Base salaries are commensurate with the executive’s experience and expertise coupled with an assessment of: (1) the executive’s contribution to the Company; (2) the responsibilities of the executive; (3) the terms of any applicable employment agreements; and (4) the recommendations of management. Incentive compensation is likewise tied to performance and experience.

•	Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to attract and retain our executives.

•	Alignment with Stockholder Interests. We believe that basing a significant amount of executive compensation on corporate results and performance aligns executive interests with stockholder interests. In general, the payment of our annual incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. In addition, a significant portion of our executive compensation is provided in the form of equity awards, the majority of which are earned based on performance over a three-year period, aligning executives’ interests with those of our stockholders.

•	Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our equity awards, the majority of which vest over a three-year period, help to retain our executives, while also supporting alignment with our stockholders.

•	Severance. To provide sufficient assurances to our executives, we maintain severance arrangements with each of our executives, which provide for separation payments if the executive’s employment is terminated without cause, if the executive resigns for good reason or in the event of a termination in connection with a change of control.

Elements of Compensation for 2015. The primary elements of executive compensation are base salary, short-term incentive awards and long-term incentive awards. Taken together, we refer to these elements as “total compensation.” Individual compensation packages and the mix of base salary, short-term incentive awards, and long-term incentive awards for each executive vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance.

The table below sets out the three primary elements of total compensation and the roles they serve:

Element		Description/Role
Base Salary (Cash)		• Base salaries are evaluated annually by the Compensation Committee and are based on each executive’s experience, responsibilities and contributions to the Company.
Short-Term Incentive (Cash)

•     Executives are eligible to receive an annual cash bonus payable pursuant to our Key Contributor Plan (“KCP”) based on the Company’s achievement of certain Adjusted EBITDA performance targets established by the Compensation Committee at the beginning of each fiscal year.

•     The 2015 Adjusted EBITDA target was set at 110% of 2014 actual Adjusted EBITDA, requiring meaningful growth for the target to be achieved.

•     Focuses executives on the short-term results that are closely tied to longer-term stockholder value creation.

•     Rewards achievement of the Company’s annual financial targets.

•     Compensation Committee retains the discretion to decrease annual cash bonus amounts if it believes certain key individual or Company performance measures are not met.

Long-Term Incentive (Equity)	Time Based

•     Of the total 2015 long-term grant for NEOs, 40% consists of restricted stock awards (“RSAs”) that vest in equal installments over a three-year period.

•     Supports retention.

•     Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

•     Vesting provisions and terms are consistent with promoting a long-term management perspective.

•     Awarded based on the assessment of individual performance and expected future contributions.

Performance Based

•     Of the 2015 annual long-term grant for our NEOs, 60% consists of performance stock awards (“PSAs”) that vest over a three-year period based on the Company’s achievement against adjusted earnings per share targets established by the Compensation Committee early in the year of grant.

•     For 2015 PSA grants, the 2015 adjusted earnings per share target was set at 110% of actual 2014 adjusted earnings per share, requiring meaningful growth for the target to be achieved.

•     Supports achievement of the Company’s long-term financial goals of sustained growth.

•     Vesting provisions and terms are consistent with providing a long-term management focus on financial performance.

•     An executive has the opportunity to receive equity vesting above or below target based on achievement of performance goals.

How We Make Compensation Decisions

Role of the Compensation Committee. The Compensation Committee meets regularly throughout the year, although its primary activity occurs following the close of the fiscal year, when the Compensation Committee: (1) approves annual equity grants; (2) approves total compensation levels for our NEOs for the current fiscal year, including any salary increases and cash bonus opportunities; (3) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; and (4) approves payments under the KCP and any other cash bonuses applicable to our executives for the fiscal year just concluded.

The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at the expense of the Company. In 2015, the Compensation Committee engaged Vedder Price to assist it in carrying out the Company’s executive compensation programs until May 2015, and then engaged FWC for the remainder of the year. The Compensation Committee has assessed the independence of both Vedder Price and FWC pursuant to SEC and NASDAQ rules and determined that both consultants are independent and their work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee’s independent compensation consultants:

•	Regularly attend Compensation Committee meetings, including meeting in executive session with the Compensation Committee;

•	Provide advice on the appropriateness and competitiveness of our compensation program relative to market practice, including advising the Compensation Committee on the selection of our peer group;

•	Consult on executive compensation trends and developments;

•	Consult on various compensation matters and recommends compensation program designs and practices to support our business strategy and objectives;

•	Cooperate with management to compile market data and review the appropriateness of such data; and

•	Work with management to assess the potential risks arising from our compensation policies and practices.

Role of Management in the Compensation Setting Process. The Compensation Committee generally solicits management’s assistance in determining executive compensation as it deems appropriate. For 2015, the Compensation Committee determined salary levels, bonus and equity awards with input provided by the Company’s Human Resources department. For 2015, representatives from the Human Resources department, as well as the Chief Executive Officer, often attended portions of Compensation Committee meetings to make presentations regarding, and to discuss management’s viewpoint of, various compensation matters. The Chief Executive Officer is not present for deliberations regarding his own compensation.

Compensation Peer Group. While the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, the Compensation Committee believes that information regarding pay practices at other companies comparable to the Company is nevertheless useful as a recruitment and retention tool, as compensation practices must be competitive in the marketplace. Accordingly, the Compensation Committee engages FWC to assist and make recommendations in connection with the selection and periodic review of companies to be included in the “Compensation Peer Group.” The companies that are included in the 2015 Compensation Peer Group were included based on certain metrics, primarily revenue, market capitalization and complexity, comparable to those of the Company. The following table sets forth certain information regarding the companies included in the 2015 Compensation Peer Group:

Peer Group	Gross Revenue(1) ($ Millions)	Market Capitalization(2) ($ Millions)
OneMain Holdings Inc. (formerly Springleaf Holdings, Inc.)	$2,169	$5,753
Credit Acceptance Corp.	$724	$4,865
MAXIMUS, Inc.	$1,761	$4,216
Corelogic Inc.	$1,444	$3,528
PRA Group, Inc.	$881	$2,716
Nelnet, Inc.	$1,178	$2,070
Blackhawk Network Holdings Inc.	$1,532	$1,978
Evercore Partners Inc.	$1,021	$1,757
ExlService Holdings, Inc.	$526	$1,143
Sykes Enterprises, Incorporated	$1,328	$1,084
Encore Capital Group, Inc.	$1,073	$1,052
CSG Systems International, Inc.	$751	$988
Green Dot Corporation	$602	$832
World Acceptance Corp.	$618	$807
GFI Group	$864	$745
Walter Investment Management Corp	$1,487	$664
Moneygram International Inc.	$1,455	$412
Median	$1,073	$1,143
Encore Capital Group, Inc. % Rank	47%	35%

(1)	Amounts represent, as of May 20, 2015, gross revenues for the latest available four quarters and were the amounts reviewed by the Compensation Committee to establish the 2015 Compensation Peer Group.
(2)	Market capitalization amounts are as of April 30, 2015 and were the amounts reviewed by the Compensation Committee to establish the 2015 Compensation Peer Group.

“Say-on-Pay” Advisory Vote on Executive Compensation. At our 2015 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 97% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance-based executive compensation program.

The Compensation Committee considered the results of the 2015 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed herein, including the advice of the Compensation Committee’s independent compensation consultants. No changes were made to the Company’s executive compensation program and policies explicitly as a result of the 2015 “say-on-pay” advisory vote.

We solicit a “say-on-pay” advisory vote every year, including at the 2016 annual meeting of stockholders.

Overview of 2015 Compensation

Base Salary. The first element of our NEO compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account competitive market data for NEOs with similar roles and responsibilities. The Compensation Committee annually reviews each NEO’s base salary. For the review of salaries for our NEOs in 2015, the Compensation Committee considered general market salary data, an assessment of corporate performance, as well as individual performance of each the NEO. However, in an effort to keep expenses low, the NEO’s voluntarily declined base salary increases in 2015 over 2014 base salary amounts, as reflected in the following table.

Name	2014 Annual Base Salary	2015 Annual Base Salary	Salary Increase %
Kenneth A. Vecchione	$860,000	$860,000	0.0%
Jonathan C. Clark	$500,000	$500,000	0.0%
Paul Grinberg	$550,000	$550,000	0.0%
Ashish Masih	$340,000	$340,000	0.0%
Gregory L. Call	$300,000	$300,000	0.0%

Annual Short-Term Incentive Bonus (KCP). The second element of our NEO compensation package is an annual cash incentive bonus program under the KCP. Pursuant to the terms of the KCP, each NEO’s target bonus is a stated percentage of his base salary. Actual KCP bonuses paid to our NEOs are based upon (1) achievement of our corporate performance against the pre-established targeted operating measure, Adjusted EBITDA, described below and (2) the Compensation Committee’s discretion to decrease the payout amount if certain key performance metrics are not met (for example collection and deployment targets). The KCP applies different levels of risk and reward based on seniority. For the top three executives, the Chief Executive Officer, Chief Financial Officer and Group Executive, International and Corporate Development, a 3-to-1 slope is used, meaning that for each 1% performance exceeds/falls short of the Adjusted EBITDA target, the baseline funding for the executive’s bonus would increase/decrease by 3%. In addition, for the top three executives, if performance falls short of the Adjusted EBITDA target by 20% or more, those NEOs would not receive an annual bonus for that year. For the remainder of the NEOs a 2-to-1 slope is used. Descriptions of actual 2015 KCP bonus payouts and the calculation of Adjusted EBITDA are provided below.

2015 KCP Bonus Amounts. The 2015 Adjusted EBITDA target was set by the Compensation Committee at $329.5 million, 10% higher than the $299.3 million of Adjusted EBITDA actually achieved in 2014. The Compensation Committee believes that Adjusted EBITDA is a key driver of our success and stockholder value, and is directly affected by the decisions of the Company’s management. As such the Compensation Committee determined that Adjusted EBITDA continued to be the appropriate operating measure for determining bonus awards to our NEOs under the KCP. Adjusted EBITDA may be adjusted for unusual items at the Compensation Committee’s discretion. Actual Adjusted EBITDA for 2015 was $328.2 million, representing an increase of 9.7% over 2014 actual Adjusted EBITDA of $299.3 million but only 99.6% of the Adjusted EBITDA target of $329.5 million.

The table below reflects the Adjusted EBITDA established target to receive 100% of the 2015 KCP bonus and actual 2015 Adjusted EBITDA achievement results:

Description	Amount
2015 Adjusted EBITDA Target:	$329.5 million
2015 Actual Adjusted EBITDA Result:	$328.2 million
Percentage Attained:	99.6%

The following table reflects the annual cash incentive payments made to our NEOs based on Company performance in 2015:

Name	2015 KCP Bonus Target(1)	2015 KCP Bonus Target % (of Base Salary)	2015 KCP Actual Bonus Received	% of KCP Bonus Target Attained(2)
Kenneth A. Vecchione	$950,300	110.5%	$939,052	98.8%
Jonathan C. Clark	$500,000	100.0%	$494,082	98.8%
Paul Grinberg	$550,000	100.0%	$543,490	98.8%
Ashish Masih	$340,000	100.0%	$337,317	99.2%
Gregory L. Call	$225,000	75.0%	$223,225	99.2%

(1)	KCP bonus target is calculated as base salary multiplied by KCP bonus target percentage. The threshold KCP bonus percentage for each executive was 50% of target and the maximum bonus percentage for each executive was 200% of target.
(2)	The KCP applies different levels of risk and reward based on seniority. For Messrs. Vecchione, Clark and Grinberg a 3-to-1 slope is used, meaning that for the 0.4 % performance shortfall to the Adjusted EBITDA target, the baseline funding for the executive’s bonus would decrease by 1.2% and would result in a payment at 98.8%. For Messrs. Masih and Call, a 2-to-1 slope is used, and the 0.4 % performance shortfall to the Adjusted EBITDA target, results in a baseline funding decrease of 0.8% and would result in a payment at 99.2%.

Calculation of Adjusted EBITDA. Adjusted EBITDA for purposes of calculating bonus awards under the KCP is defined as net income before interest, taxes, depreciation and amortization, discontinued operations and certain other adjustments, including adjustments for: minority interest; stock-based compensation expenses; acquisition integration and restructuring related expenses; Consumer Financial Protection Bureau (the “CFPB”) regulatory charges; and other one-time charges. This Adjusted EBITDA metric differs from the Adjusted EBITDA metric regularly reported by the Company as the Adjusted EBITDA metric used for calculating bonus awards under the KCP does not add back amounts applied to principal on receivable portfolios and is adjusted for minority interest. The Company has provided a reconciliation of Adjusted EBITDA to reported net income under accounting principles generally accepted in the United States of America (“GAAP”) below (in thousands):

	2015	2014
Net income (GAAP)	$47,384	$98,278
Interest expense	186,556	166,942
Provision for income taxes	13,597	52,725
Depreciation and amortization	33,945	27,949
Discontinued Operations	0	1,612
Other adjustments	46,669	(48,250)

Adjusted EBITDA	$328,151	$299,256

Long-Term Incentive Program. Our long-term equity incentive awards are generally intended to create a direct correlation between the Company’s financial performance and stock price and compensation paid to our NEOs; attract, retain, and motivate our NEOs; assist in building equity ownership of our NEOs to increase alignment with long-term stockholder interests; and reward participants for performance in relation to the creation of stockholder value. Pursuant to our 2013 Incentive Compensation Plan (the “2013 Plan”), the Committee may grant various forms of equity awards.

The aggregate value of annual equity awards granted to NEOs is a discretionary amount determined by the Compensation Committee taking into account the dilutive effect to stockholders, market data, historic award data and availability of shares under the 2013 Plan, as well as individual performance, the individual’s ability to drive Company results, leadership potential and retention. Equity awards for our NEOs in 2015 were granted as a mix of 60% PSAs and 40% RSAs.

2015 Time-Based Restricted Stock Awards. The time-based RSAs granted to NEOs in 2015 will vest in equal annual installments over a three-year period subject to continued employment with the Company. In March 2015, the Compensation Committee granted the NEOs the following RSAs:

Name	2015 RSA Grant(1)
Kenneth A. Vecchione	16,658
Jonathan C. Clark	9,685
Paul Grinberg	10,653
Ashish Masih	5,762
Gregory L. Call	5,084

(1)	These RSAs, granted on March 9, 2015, vest in three equal annual installments on each of March 9, 2016, March 9, 2017 and March 9, 2018.

2015 Performance-Based Stock Awards. The PSAs granted to NEOs in 2015 will vest in three tranches based on the achievement of annual adjusted earnings per share (“Adjusted EPS”) targets established by the Compensation Committee for 2015, 2016 and 2017 and set forth in the terms of the award agreements. If a certain “threshold” Adjusted EPS goal is achieved each year, then at least 50% of the PSAs will vest, and if a certain “maximum” goal is achieved or exceeded each year, then 200% of the PSAs will vest. The PSAs are also subject to a 3-year cumulative Adjusted EPS target to provide a “catch-up” opportunity if the Adjusted EPS targets are not achieved in one or more years. If the “threshold” Adjusted EPS goal is not achieved for any given year then, subject to the 3-year cumulative Adjusted EPS “catch-up” opportunity, none of the PSAs for that year will vest. In March 2015, the Compensation Committee granted the NEOs the following PSAs:

Name	2015 PSA Grant(1)
Kenneth A. Vecchione	24,987
Jonathan C. Clark	14,527
Paul Grinberg	15,980
Ashish Masih	8,644
Gregory L. Call	7,627

(1)	Amounts represent target shares.

Vesting of 2015 Performance-Based Stock Awards, 2014 Performance-Based Stock Awards and 2013 Performance-Based Stock Awards. Adjusted EPS for 2015 was $5.15 and is defined as net income per share (which was $1.74 for 2015) excluding non-cash interest and issuance cost amortization relating to our convertible notes (increased earnings per share by $0.26 per share), acquisition and integration related expenses (increased earnings per share by $0.31 per share), net effect of CFPB related expenses (increased earnings per share by $1.64 per share) and net effect of a goodwill impairment expense (increased earnings per share by $1.20 per share), all net of tax, (which equals an Adjusted EPS of $5.15). Adjusted EPS is a non-GAAP financial measure that should not be considered as an alternative to, or more meaningful than EPS as an indicator of the Company’s operating performance.

Similar to the 2015 PSA grants, the Compensation Committee made PSA grants to the NEOs in 2013 and 2014, which have tranches that vest in 2015 based on the achievement of Adjusted EPS targets established by the Compensation Committee at the time the grants were made. Similar to Tranche 1 of the 2015 PSA grants, Tranche 3 of the 2013 PSA grants and Tranche 2 of the 2014 grants vest based on 2015 Adjusted EPS results.

The table below reflects the (1) established Adjusted EPS targets by grant year and tranche for the PSA grants made in 2013, 2014, and 2015, (2) actual 2015 Adjusted EPS results, and (3) vesting percentages:

Description	Adjusted EPS Target	2015 Actual Adjusted EPS Result	Percentage of Target Attained	Vesting Percentage
2013 PSA Grant – Tranche 3	$4.26	$5.15	121%	198%(1)
2014 PSA Grant – Tranche 2	$4.99	$5.15	103%	140%(2)
2015 PSA Grant – Tranche 1	$5.00	$5.15	103%	138%(3)

(1)

Amount calculated based on the interpolated difference between $4.26 (the target goal) and $5.17 (the maximum goal). In addition, based on cumulative three year Adjusted EPS of $13.51, each NEO vested an additional 2% based on the “catch-up” opportunity for the 2013 PSA share grants.

(2)	Amount calculated based on the interpolated difference between $4.99 (the target goal) and $5.39 (the maximum goal).
(3)	Amount calculated based on the interpolated difference between $5.00 (the target goal) and $5.40 (the maximum goal).

2015 Adjusted EPS performance exceeded the target of $4.26 for Tranche 3 of the 2013 PSA share grants, and accordingly, shares for the tranche for each NEO vested at 198% based on a calculation equal to the interpolated difference between $4.26 (the target goal) and $5.17 (the maximum goal). In addition, based on cumulative three year Adjusted EPS of $13.51, each NEO vested in an additional 2% based on the “catch-up” opportunity for the 2013 PSA share grants. 2015 Adjusted EPS performance exceeded the target of $4.99 for Tranche 2 of the 2014 PSA share grants, and accordingly, shares for the tranche for each NEO vested at 140% based on a calculation equal to the interpolated difference between $4.99 (the target goal) and $5.39 (the maximum goal). 2015 Adjusted EPS performance exceeded the target of $5.00 for Tranche 1 of the 2015 PSA share grants, and accordingly, shares for the tranche for each NEO vested at 138% based on a calculation equal to the interpolated difference between $5.00 (the target goal) and $5.40 (the maximum goal).

The table below reflects the number of shares vested for each PSA grant based on the achievement of 2015 Adjusted EPS of $5.15 compared to established Adjusted EPS targets:

2013 PSA Grant – Tranche 3
Name	2013 PSA Grant – Tranche 3 – Target	Vesting Percentage	2013 PSA Grant – Tranche 3 – Vesting	3 Year Cumulative “Catch-Up” Vesting(1)	2013 PSA Grant – Tranche 3 – Total Vesting
Kenneth A. Vecchione	9,059	198%	17,937	181	18,118
Jonathan C. Clark(2)	—	198%	—	—	—
Paul Grinberg	4,798	198%	9,500	96	9,596
Ashish Masih	2,766	198%	5,477	55	5,532
Gregory L. Call	1,905	198%	3,772	38	3,810
2014 PSA Grant – Tranche 2
Name	2014 PSA Grant – Tranche 2 – Target	Vesting Percentage	2014 PSA Grant – Tranche 2 – Total Vesting
Kenneth A. Vecchione	7,062	140%	9,886
Jonathan C. Clark(2)	—	140%	—
Paul Grinberg	4,517	140%	6,323
Ashish Masih	2,443	140%	3,420
Gregory L. Call	1,848	140%	2,587

2015 PSA Grant – Tranche 1
Name	2015 PSA Grant – Tranche 1 – Target	Vesting Percentage	2015 PSA Grant – Tranche 1 – Total Vesting
Kenneth A. Vecchione	8,329	138%	11,494
Jonathan C. Clark	4,843	138%	6,683
Paul Grinberg	5,327	138%	7,351
Ashish Masih	2,882	138%	3,977
Gregory L. Call	2,543	138%	3,509

(1)	Based on cumulative three year Adjusted EPS of $13.51, each NEO vested in an additional 2% on the 2013 PSA Grant based on the “catch-up” opportunity included in the PSA share grants.
(2)	Mr. Clark became an NEO on February 26, 2015.

Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under individual severance arrangements or under the Separation Plan are designed to compensate the executives for playing a significant role in managing our affairs and are intended to provide an important “safety net” that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We do not have “single-trigger” equity vesting acceleration upon a change of control and we do not provide excise tax gross-up on our double-trigger cash severance. We believe that the provisions of our severance arrangements with the NEOs are consistent with the principal objectives of our compensation programs and that the payments that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of the Company. The executives are subject to certain restrictions in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interests and the best interests of our stockholders.

Other Benefits and Programs. Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination once every two years.

Perquisites. Mr. Vecchione receives a housing allowance. Mr. Grinberg receives an annual reimbursement of commuting expenses.

Tax Considerations

Internal Revenue Code Section 162(m). IRC Section 162(m) generally provides that public companies cannot deduct non-performance based compensation paid to the Company’s NEOs, excluding the CFO, in excess of $1 million per year. To the extent feasible, we take IRC Section 162(m) requirements for deductibility into account when structuring executive compensation, and performance awards granted to the applicable NEOs are intended to qualify for the performance-based exception. However, the Compensation Committee believes that the Company must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interests of the Company and our stockholders.

Other Matters Relating to Executive Compensation

Pledging and Hedging Policy. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative transactions such as short sales or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negative impact on our stock price. The policy also prohibits the purchase of Company securities on margin and the pledging of Company securities and contains additional restrictions applicable to insiders, including our executive officers and directors.

Compensation Recovery Policy. In April 2013, the Compensation Committee adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

Stock Ownership Guidelines. The Compensation Committee maintains equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary, reflecting each executive’s role and level of responsibility at the Company. In 2015, the Compensation Committee adopted new stock ownership guidelines that went into effect on January 1, 2016, which promote greater equity ownership by the Company’s management. Executives who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. For the purposes of these requirements, all shares owned and unvested RSAs are included in the calculation. Unexercised stock options and unvested PSAs are not included in the calculation.

Title/Position	Stock Ownership Guidelines
Chief Executive Officer	6x Base Salary
Chief Financial Officer	3x Base Salary
Group Executive, International and Corporate Development	3x Base Salary
Executive Vice President	3x Base Salary
Senior Vice President	2x Base Salary

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, the members of the Compensation Committee were Richard J. Srednicki (Chair), Ashwini Gupta (appointed September 28, 2015), Francis E. Quinlan and Norman R. Sorensen. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard J. Srednicki (Chair, appointed January 1, 2015)

Ashwini Gupta (appointed September 28, 2015)

Francis E. Quinlan

Norman R. Sorensen

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk taking arising from our employee compensation policies and practices. The Compensation Committee continuously reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:

•	Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

•	The single biggest portion of our executive compensation consists of equity-based awards, which creates a long-term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short-term results.

•	The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

•	The Company maintains a Compensation Recovery Policy, under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company.

•	The Company’s equity ownership requirements align management with stockholders and helps reduce the taking of excessive risk by senior management in Company decisions.

2015 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by, or paid to, each of our NEOs for services provided to us and our subsidiaries for the years ended December 31, 2015, 2014 and 2013, provided that information for Mr. Clark is presented only for the fiscal years ended December 31, 2015 and 2014 because he became an employee on October 13, 2014. Mr. Grinberg served as Executive Vice President, Chief Financial Officer and Treasurer until February 26, 2015.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total

Kenneth A. Vecchione	2015	$860,000	—		$1,719,939		$939,052	$72,084	(4)	$3,591,075
President and Chief	2014	$852,596	—		$2,774,626		$1,497,002	$66,110		$5,190,334
Executive Officer	2013	$571,154	—		$5,109,963	(5)	$1,428,677	$46,533		$7,156,327

Jonathan C. Clark	2015	$500,000	—		$999,956		$494,082	$167,335	(6)	$2,161,373
Executive Vice President,	2014	$96,154	—		$613,544		$188,377	$12,091		$910,166
Chief Financial Officer and Treasurer

Paul Grinberg	2015	$550,000	—		$1,099,943		$543,490	$124,109	(7)	$2,317,542
Group Executive,	2014	$544,819	—		$2,999,762		$957,385	$122,603		$4,624,569
International and	2013	$435,102	$107,800	(8)	$1,225,651		$758,065	$274,775		$2,801,393
Corporate Development

Ashish Masih	2015	$340,000	—		$594,968		$337,317	$18,934		$1,291,219
Executive Vice President,	2014	$329,085	—		$1,288,364		$507,892	$11,610		$2,136,951
U.S. Debt Purchasing Operations	2013	$286,656	—		$706,581		$321,815	$4,375		$1,319,427

Gregory L. Call	2015	$300,000	—		$524,964		$223,225	$11,084		$1,059,273
Senior Vice President, General Counsel and	2014	$295,367	—		$961,221		$336,105	$11,601		$1,604,294
	2013	$276,418	$33,119	(8)	$486,655		$206,881	$4,370		$1,007,443
Corporate Secretary

(1)	Amounts in this column represent the grant date fair value of time-based and performance-based RSA and PSA awards granted during our 2015, 2014 and 2013 fiscal years, computed in accordance with FASB ASC Topic 718, based on target levels for the PSAs. If the amounts for 2015 awards were calculated based on maximum level payouts, the amounts would be: for Mr. Vecchione, $2,751,902; for Mr. Clark, $1,599,921, for Mr. Grinberg, $1,759,917; for Mr. Masih, $951,965; and for Mr. Call, $839,959. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013. Additional information about the awards reflected in this column is set forth in the notes to the 2015 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2015 Year-End table, below.
(2)	Represents the payouts under the Company’s KCP for performance during the applicable year and paid early in the subsequent year. Payouts under the KCP were based on the Company’s Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets.
(3)	Amounts in this column include matching contributions to our 401(k) plan, insurance premiums and matching contributions pursuant to charitable donation programs of the Company.
(4)	Includes a housing allowance of $60,000.
(5)	Mr. Vecchione’s employment with the Company commenced on April 8, 2013. For Mr. Vecchione, the amount shown in the Stock Awards column includes 100,000 sign-on RSAs under the 2005 Stock Incentive Plan (the “2005 Plan”) with a grant date fair value of $2,800,000, a portion of which was to make him whole for equity compensation he forfeited upon leaving his former employer.
(6)	Includes relocation expenses in the amount of $146,251.
(7)	Includes commuting expenses in the amount of $102,000.
(8)	Includes special recognition bonus payments made early in 2014 to Mr. Grinberg and Mr. Call in addition to the payouts under the Company’s KCP for 2013.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2015.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Kenneth A. Vecchione		$475,150	$950,300	$1,900,600
	3/9/2015				12,494	24,987	49,974			$1,031,963	(4)
	3/9/2015							16,658	(5)	$687,975
Jonathan C. Clark		$250,000	$500,000	$1,000,000
	3/9/2015				7,264	14,527	29,054			$599,965	(4)
	3/9/2015							9,685	(5)	$399,991
Paul Grinberg		$275,000	$550,000	$1,100,000
	3/9/2015				7,990	15,980	31,960			$659,974	(4)
	3/9/2015							10,653	(5)	$439,969
Ashish Masih		$170,000	$340,000	$680,000
	3/9/2015				4,322	8,644	17,288			$356,997	(4)
	3/9/2015							5,762	(5)	$237,971
Gregory L. Call		$112,500	$225,000	$450,000
	3/9/2015				3,814	7,627	15,254			$314,995	(4)
	3/9/2015							5,084	(5)	$209,969

(1)	Represents the potential payouts under the Company’s KCP for 2015. Payouts under the KCP for 2015 were based on the Company’s Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets. The threshold level is 50% of target and the maximum level is set at 200% of target. Actual payouts under the KCP in early 2016 were as follows: $939,052 for Mr. Vecchione; $494,082 for Mr. Clark; $543,490 for Mr. Grinberg; $337,317 for Mr. Masih; and $223,225 for Mr. Call.
(2)	The amounts shown represent shares of our common stock in respect of PSAs granted in fiscal year 2015. The threshold level is set at 50% of target and the maximum level is set at 200% of target. One-third of the PSAs shown vested in 2016 based on the Company’s Adjusted EPS performance in 2015 relative to pre-established Adjusted EPS targets. Vested PSA shares in 2016 based on 2015 Adjusted EPS goals were as follows: 11,494 for Mr. Vecchione; 6,683 for Mr. Clark, 7,351 for Mr. Grinberg; 3,977 for Mr. Masih; and 3,509 for Mr. Call.
(3)	Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718, based on target level for the PSAs. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Represents PSA awards. If these amounts were calculated based on maximum level payouts, the amounts would be: for Mr. Vecchione, $2,063,926; for Mr. Clark, $1,199,930; for Mr. Grinberg, $1,319,948; for Mr. Masih, $713,994; and for Mr. Call, $629,990.
(5)	Represents awards of RSAs under the 2013 Plan. The RSAs granted on March 9, 2015 vest in three equal annual installments on each of March 9, 2016, March 9, 2017 and March 9, 2018. In addition, vesting of each award accelerates upon death, disability or certain terminations following a change in control.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock option awards, RSAs and PSAs that were outstanding for each of our NEO’s as of December 31, 2015.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Kenneth A. Vecchione	—	—	—	—	60,000	(2)	$1,744,800
					7,857	(3)	$228,482
					9,416	(4)	$273,817
					16,658	(5)	$484,415
								18,118	(6)	$526,871
								28,248	(7)	$821,452
								40,000	(8)	$1,163,200
								49,974	(9)	$1,453,244
Jonathan C. Clark	—	—	—	—	9,685	(5)	$281,640
								23,255	(8)	$676,255
								29,054	(9)	$844,890
Paul Grinberg	16,666	—	$22.17	4/06/2022
					3,199	(10)	$93,027
					22,591	(11)	$656,946
					6,022	(4)	$175,120
					10,653	(5)	$309,789
								9,596	(12)	$279,052
								18,066	(7)	$525,359
								25,581	(8)	$743,895
								31,960	(9)	$929,397
Ashish Masih	40,000	—	$13.17	8/20/2019
	6,600	—	$17.90	2/25/2020
	4,166	—	$22.17	4/06/2022
					1,844	(10)	$53,624
					3,257	(4)	$94,714
					5,762	(5)	$167,559
								5,532	(12)	$160,871
								9,772	(7)	$284,170
								23,721	(8)	$689,807
								17,288	(9)	$502,735
Gregory L. Call	5,000	—	$22.17	4/06/2022
					1,270	(10)	$36,932
					2,463	(4)	$71,624
					5,084	(5)	$147,843
								3,810	(12)	$110,795
								7,390	(7)	$214,901
								17,441	(8)	$507,184
								15,254	(9)	$443,586

(1)	Market value for RSA and PSA awards was calculated using the closing price of $29.08 per share for our common stock on December 31, 2015.
(2)	Amounts reported represent outstanding portions of a sign-on award of RSAs granted pursuant to the 2005 Plan on April 15, 2013. The RSA vests in five equal annual installments. The first two installments vested on each of April 8, 2014 and April 8, 2015, respectively. The remaining and disclosed portion is scheduled to vest in equal installments on April 8, 2016, April 8, 2017, and April 8, 2018, respectively.

(3)	Amounts reported represent outstanding portions of RSAs granted pursuant to the 2005 Plan on April 15, 2013. The RSA vests in three equal annual installments. The first two installments vested on each of April 8, 2014 and April 8, 2015, respectively. The remaining and disclosed portion is scheduled to vest April 8, 2016.
(4)	Amounts reported represent outstanding portions of RSAs granted pursuant to the 2013 Plan on March 7, 2014. The RSA vests in three equal annual installments. The first installment vested on March 9, 2015. The remaining and disclosed portion is scheduled to vest in equal installments on March 9, 2016 and March 9, 2017.
(5)	Amounts reported represent outstanding portions of awards of RSAs granted pursuant to the 2013 Plan on March 9, 2015. The RSA award vests in three equal annual installments on each of March 9, 2016, March 9, 2017, and March 9, 2018.
(6)	Amounts reported represent outstanding portions of PSAs granted pursuant to the 2005 Plan on June 4, 2013. The PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Amount reported represents payout at maximum levels. If this amount were calculated based on target level payouts, the amount would be 9,059.
(7)	Amounts reported represent outstanding portions of PSAs granted pursuant to the 2013 Plan on March 7, 2014. The PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Amount reported represents payout at maximum levels. If this amount were calculated based on target level payouts, the amounts would be: for Mr. Vecchione, 14,124; for Mr. Grinberg, 9,033; for Mr. Masih, 4,886; and for Mr. Call, 3,695.
(8)	Represents one-time retention equity grants to the senior executives in 2014 (the “Retention Grants”), which vest based on the attainment of certain stock price targets and time vesting terms. The shares were granted in 2014, with stock price growth targets based on an annual 15% increase in stock price for 2015, 2016, and 2017 (or a stock price of $49.51, $56.93, and $65.47, respectively). Once each stock price target is achieved for 15 trading days in any 20 trading day period, the shares will performance-vest in three equal tranches (one each in 2015, 2016 and 2017, based on the stock target for such year), subject to time vesting, which occurs on December 31, 2017, 2018 and 2019, for each respective tranche. If stock price targets are not achieved in 2015 or 2016, but achieved in 2017 there is the opportunity for all shares to performance-vest once the final stock price target is achieved.
(9)	Amounts reported represent outstanding portions of PSAs granted pursuant to the 2013 Plan on March 9, 2015. The PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Amount reported represents payout at maximum levels. If this amount were calculated based on target level payouts, the amounts would be: for Mr. Vecchione, 24,987; for Mr. Clark, 14,527; for Mr. Grinberg, 15,980; for Mr. Masih, 8,644; and for Mr. Call, 7,627.
(10)	Amounts reported represent outstanding portions of RSAs granted pursuant to the 2013 Plan on June 6, 2013. The RSA vests in three equal annual installments. The first two installments vested on each of March 9, 2014 and March 9, 2015, respectively. The remaining and disclosed portion is scheduled to vest on March 9, 2016.
(11)	Amount reported represent the special RSA granted pursuant to the 2013 Plan on February 24, 2014. Pursuant to a letter agreement dated February 24, 2014, the Company provided Mr. Grinberg a special restricted stock award with a grant-date fair market value equal to $1,100,000. The restricted stock will cliff vest on December 31, 2016.
(12)	Amounts reported represent outstanding portions of PSAs granted pursuant to the 2013 Plan on June 6, 2013. The PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Amount reported represents payout at maximum levels. If this amount were calculated based on target level payouts, the amounts would be: for Mr. Grinberg, 4,798; for Mr. Masih, 2,766; and for Mr. Call, 1,905.

2015 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised and RSA and PSA awards that vested for each of our NEOs during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Kenneth A. Vecchione	—	—	61,769	$2,567,495
Jonathan C. Clark	—	—	—	—
Paul Grinberg	—	—	30,563	$1,262,252
Ashish Masih	—	—	17,506	$722,998
Gregory L. Call	—	—	18,545	$760,242

(1)	Represents the number of shares acquired on vesting of RSAs or PSAs multiplied by the market value of the underlying shares on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

This section describes the payments that may be made to our NEOs upon separation pursuant to individual agreements (in the case of Messrs. Vecchione and Grinberg) and under the Separation Plan (in the case of Messrs. Clark, Masih, and Call), based on certain assumptions or the circumstances described below.

Basic Assumptions

The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2015 using the base salaries in effect and the share price of our common stock as of that day. Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.

We note that because a change in control did not occur on December 31, 2015, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination “Without Cause”, Resignation for Good Reason or a Termination in Connection with a Change in Control

Employment and Executive Separation Plan Arrangements. We do not have formal employment agreements with our NEOs; however, we provided an employment offer letter to Mr. Vecchione and have entered into severance arrangements with Mr. Grinberg. In addition, Messrs. Clark, Masih and Call are participants in an Executive Separation Plan adopted by the Company in 2014 (the “Separation Plan”). In addition, our equity compensation arrangements also provide for accelerated vesting in certain instances. As of December 31, 2015, the terms and conditions relating to our employment termination arrangements (whether or not in connection with a change in control) were as follows:

•	Under Mr. Vecchione’s employment offer letter, if he is terminated by the Company without Cause (defined below) or he terminates his employment for Good Reason (defined below), he will receive a payment equal to 200% of his base salary, plus 200% of the average of the three prior annual cash bonus payments, plus a prorated annual cash bonus for the year of termination (if the performance goal for such bonus is achieved), plus two years of continued health benefits. In addition, his unvested equity awards granted in 2013 will fully vest.

•	Under Mr. Grinberg’s severance arrangements, if he were terminated by the Company without Cause (defined below) or he terminated his employment for Good Reason (defined below), he would receive 150% of base salary paid in 12 equal installments in accordance with the regular payroll schedule, plus 100% of his target bonus, plus a prorated target bonus for the year of termination, plus 18 months of continued health benefits. Mr. Grinberg’s severance arrangements also provide that the RSAs granted to him on March 7, 2014 will vest on a termination of employment (1) due to death or disability, (2) by the Company without Cause (as defined in the award agreement), or (3) by Mr. Grinberg for Good Reason (as defined in the award agreement). In addition, Mr. Grinberg’s severance arrangements provide that if he is terminated without Cause (defined below), any equity awards that would have vested during the 18-month period following the termination of employment would accelerate and vest on the termination date.

•

The Separation Plan provides that if the executive is terminated without Cause or for Good Reason (both as defined in the Separation Plan), then the terminated executive would receive (1) two times his base salary (in the case of Mr. Clark) or 1.5 times his base salary (in the case of Messrs. Masih and Call), plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits (in the case of Mr. Clark) and 18 months of continued health benefits (in the case of Messrs. Masih and Call). In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment. The Separation Plan provides that if the executive is terminated in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus plus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, and (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits. In addition, performance based equity awards (except for the Retention Grants) would immediately vest pro rata (based on the amount of time employed during the performance period) based on the greater of target levels or to-date performance and time based equity awards would immediately vest.

•	Under the Company’s standard RSA and PSA agreements with the NEOs, unvested equity compensation awards vest (1) upon death or disability of the executive and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement) in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control.

•	For the Retention Grants, in the event of a termination in connection with a change of control (as defined in the Separation Plan) the Retention Grants will performance vest to the extent the stock growth targets set forth in the agreement have been reached on the date of such change of control. In general, in the case of death, disability or termination without Cause or for Good Reason (both as defined in the Separation Plan) shares that have performance vested will fully vest and (in the case of death or disability only) those that have not performance vested will continue to vest and become fully vested on December 31, 2017, in part based on the number of months of employment during the performance period.

Adjustments to Payments and Timing of Payments.

For Mr. Vecchione and Mr. Grinberg. Pursuant to their letter agreements the timing of any payments to Mr. Vecchione or Mr. Grinberg are subject to the applicable requirements of IRC Section 409A and the related treasury regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the letter agreements are subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999. Specifically, the letter agreements provide that if any payment or benefit received pursuant to a change in control of the Company or otherwise that would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (1) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (2) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

Under the Separation Plan. The Separation Plan provides that if a Participant becomes subject to the excise tax imposed by IRC Section 4999, then the Company and the participant agree that the aggregate “parachute payment” shall be reduced to 299.99% of the participant’s “base amount” as defined in the IRC if such reduction would result in the participant retaining on an after-tax basis an amount equal to or greater than the amount that the participant would have retained had he not been subject to the excise tax. If such reduction occurs, the participant may select in his own discretion what portion of the parachute payments will be so reduced; provided that such selection fully complies with the IRC.

Restrictive Covenants. As a condition to receiving the payments under the severance arrangements and the Separation Plan, as the case may be, the NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of the Company;

•	non-solicitation of our employees for 24 months following termination (18 months following termination in the case of Messrs. Masih and Call);

•	continued cooperation with all outstanding matters or issues relating to the Company; and

•	non-competition for 24 months following termination in the case of Messrs. Vecchione and Clark and 18 months following termination in the case of Messrs. Masih and Call.

Definitions. The term “Cause” is generally defined in the individual offer letters as any one of the following reasons:

•	failure to adhere to any legal written policy applicable to all our employees;

•	repeated and consistent failure to substantially perform job duties;

•	actual or attempted appropriation of material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

•	actual or attempted misappropriation of our funds or property;

•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;

•	conduct materially injurious to our reputation or business; or

•	willful misconduct.

The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:

•	a conviction of the participant of – or the plea of guilty or nolo contendere to – (1) a felony or (2) a misdemeanor involving moral turpitude;

•	a willful misconduct or gross negligence by the participant;

•	failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;

•	refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or

•	fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base compensation or target bonus;

•	material reduction in the titles, authority, duties or responsibilities of the executive or the person to whom the executive reports;

•	change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent;

•	in the case of the Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan by the acquirer within 45 days of a Change in Control;

•	for Mr. Vecchione, a material reduction in the budget over which the executive retains authority;

•	for Mr. Grinberg, material reduction in his expense reimbursement entitlements; or

•	for Mr. Grinberg, any voluntary termination on or following December 31, 2016, upon no less than 90 days prior written notice of such termination to the Company.

For situations where there is a termination in connection with a Change of Control, the term “Change of Control” is defined in equity award agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):

•	any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;

•	any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•	the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in the letter agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2015.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Individual Insurance Premiums(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Kenneth A. Vecchione	$1,720,000	$3,944,304	$45,236	$2,236,717	$7,946,257
Jonathan C. Clark	$1,000,000	$500,000	$30,941	$234,734	$1,765,675
Paul Grinberg	$825,000	$1,100,000	$23,810	$1,843,643	$3,792,453
Ashish Masih	$510,000	$340,000	$34,531	$392,144	$1,276,675
Gregory L. Call	$450,000	$225,000	$34,531	$305,136	$1,014,667

(1)	Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	Severance bonus includes: (a) for Mr. Vecchione, 200% of the average of the prior three years annual cash bonuses paid plus a pro rata annual cash bonus with respect to the year that separation occurs; (b) for Mr. Grinberg 100% of his target annual bonus plus a pro rata annual cash bonus with respect to the year that separation occurs; and (c) for Messrs. Clark, Masih and Call, a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs. Assumes bonus payout at 100% of target for the NEOs.

(3)	Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s estimated insurance coverage held as of December 31, 2015 and the cost of premiums at that date.
(4)	Fair market value is based on the closing price of $29.08 per share for our common stock on December 31, 2015. Assumes payout of PSAs at target levels. Assumes no acceleration of vesting or payout for Retention Grants as the stock growth targets had not been achieved as of December 31, 2015.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination following a change of control as outlined in the letter agreements, equity award agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2015. In the event of death or disability of the NEO, such NEO would only receive regular salary and other benefits payable through the last day of employment and the amount set forth in the “Fair Market Value of Unvested Equity Awards with Accelerated Vesting” column below.

Name	Salary Payments(1)		Bonus Payments(2)		COBRA or Individual Insurance Premiums(3)		Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Kenneth A. Vecchione	$1,720,000	(5)	$3,944,304	(5)	$45,236	(5)	$4,132,297	$9,841,837
Jonathan C. Clark	$1,000,000		$1,000,000		$30,941		$704,085	$2,735,026
Paul Grinberg	$825,000	(5)	$1,100,000	(5)	$23,810	(5)	$2,101,786	$4,050,596
Ashish Masih	$680,000		$680,000		$46,041		$789,784	$2,195,825
Gregory L. Call	$600,000		$450,000		$46,041		$641,040	$1,737,081

(1)	Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	Severance bonus includes: (a) for Mr. Vecchione, 200% of the average of the prior three years annual cash bonuses paid plus a pro rata annual cash bonus with respect to the year that separation occurs; (b) for Mr. Grinberg (i) 100% of his target annual bonus plus (ii) a pro rata annual cash bonus with respect to the year that separation occurs; and (c) for Messrs. Clark, Masih and Call, (i) a lump sum cash payment equal to a pro rata target bonus with respect to the year that separation occurs plus (ii) the greater of 100% of the executive’s respective target bonus or 100% of the executive’s respective bonus that would have been paid assuming that actual year-to-date performance was annualized. Assumes bonus payout at 100% of target for the NEOs.
(3)	Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s estimated insurance coverage held as of December 31, 2015 and the cost of premiums at that date.
(4)	Fair market value is based on the closing price of $29.08 per share for our common stock on December 31, 2015. Assumes payout of PSAs at target levels. Assumes no acceleration of vesting or payout for Retention Grants as the stock growth targets had not been achieved as of December 31, 2015.
(5)	Mr. Vecchione’s employment offer letter and Mr. Grinberg’s severance arrangements do not specifically address change in control situations. However, cash payments are included since a termination in connection with a change of control would still be a termination without cause or good reason.

COMPENSATION OF DIRECTORS

The Company’s compensation plan for non-employee directors (“Independent Directors”) is as follows:

•	for service on the Board and attendance at meetings of the Board (1) an annual cash retainer of $50,000 (payable semi-annually in advance) and (2) an annual equity award retainer with a grant-date value of $100,000 (granted as fully vested RSUs, to be granted on the fifth business day following the annual meeting of stockholders);

•	an additional annual cash retainer of $50,000 payable to the non-executive Chairman of the Board (payable semi-annually in advance);

•	an additional annual cash retainer of $20,000 payable to the Chairman of each of the Board’s standing committees, and $10,000 payable to all other directors serving on each of the Board’s standing committees (in each case payable semi-annually in advance); and

•	an additional annual cash retainer of $50,000 for non-employee directors also serving on Cabot’s Board of Directors (payable semi-annually in advance).

Director compensation is based on annual service to the Company. RSUs are fully vested on the date of grant and underlying shares are issued to the Independent Directors within 10 days from the date the Independent Director is no longer a member of the Board. If the Company declares a dividend, Independent Directors will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

In addition to the amounts described above, each Independent Director who joins the Board is eligible for an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock or units of Company common stock, to be granted on the fifth business day following the date the Independent Director becomes a member of the Board).

The following table sets forth the compensation earned by Independent Directors for service on our Board during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)		All Other Compensation		Total
Willem Mesdag	$155,000	$99,982	(4)	—		$254,982
Ashwini Gupta	$18,472	$121,645	(5)	—		$140,117
Wendy Hannam	$18,472	$121,645	(5)	—		$140,117
Michael P. Monaco	$82,639	$99,982	(4)	—		$182,621
Laura Newman Olle	$90,000	$99,982	(4)	—		$189,982
Francis E. Quinlan	$90,000	$99,982	(4)	$5,000	(6)	$194,982
Norman R. Sorensen	$140,000	$99,982	(4)	—		$239,982
Richard J. Srednicki	$82,639	$99,982	(4)	—		$182,621
J. Christopher Teets(7)	$35,000	—		—		$35,000

(1)	Amounts reported in this column include amounts earned for service on the Board, Cabot’s Board of Directors and various committees during 2015.
(2)	The grant date fair value does not correspond to the actual value that may be recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance and stock price fluctuations. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)

The aggregate number of shares underlying RSUs at December 31, 2015 was: for Mr. Mesdag, 31,511; for Mr. Gupta, 3,396; for Ms. Hannam, 3,396; for Mr. Monaco, 5,659; for Ms. Olle, 6,221; for Mr. Quinlan, 8,881; for Mr. Sorenson, 11,058; for Mr. Srednicki, 6,221; and for Mr. Teets, 0. In recognition that Mr. Mesdag serves on our Board as representative of an investment fund, Mr. Mesdag holds his equity awards and the underlying shares as nominee for such fund, as further described under “Security Ownership of Principal Stockholders and Management.”
(4)	Amount represents the grant date fair value of the annual equity award of 2,404 RSUs granted to each of our non-employee directors on June 11, 2015, computed in accordance with FASB ASC Topic 718.
(5)	Mr. Gupta and Ms. Hannam became directors on September 28, 2015. Amount represents the grant date fair value of the initial equity award and a pro-rata share of the annual equity award for an aggregate of 3,396 RSUs granted to each of Mr. Gupta and Ms. Hannam on October 5, 2015, computed in accordance with FASB ASC Topic 718.
(6)	Amount represents a matching contribution pursuant to the charitable donations program of the Company.
(7)	Mr. Teets did not stand for re-election to the Board at the 2015 annual meeting.

Changes in Compensation of Directors for 2016

In April 2016, the Board, upon a recommendation by the Compensation Committee with the support of management and the independent compensation consultant, made the following changes to the compensation plan for Independent Directors, in order to align compensation of Independent Directors with that of the Compensation Peer Group, with the changes taking effect after the annual meeting of stockholders on June 1, 2016:

•	a $20,000 increase in the grant-date fair value of the annual equity award retainer, which will have a grant-date value of $120,000 (in the form of shares of Company common stock, to be issued on the fifth business day following the annual meeting of stockholders);

•	a $5,000 increase in the annual cash retainer payable to the Chairman of each of the Audit Committee and the Consumer Experience and Compliance Committee, which would result in a $25,000 annual cash retainer;

•	a committee service fee, which would be $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that the Independent Directors’ time is fairly recognized in periods of unusually high activity;

•	creation of equity ownership guidelines (set at five times the annual board cash retainer) in conjunction with the elimination of the total restriction on the Independent Directors from selling their shares earned serving as directors of the Company; and

•	establishment of a deferred compensation plan for Independent Directors that will allow such directors to defer cash payments and/or equity awards in the form of deferred stock units (“DSUs”). If an Independent Director elects to defer compensation, the Independent Director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board.

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2)

Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis, beginning on page 17 of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2015 in detail.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 annual meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

The Audit Committee of our Board has adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Related Person Transactions

We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

Pursuant to indemnification agreements with our current and former executive officers and directors and underwriting agreements and registration rights agreements that also provide certain rights to indemnification, we advanced legal fees and costs incurred on behalf of one of our directors, Mr. Mesdag, and certain of our former directors or their estates in the defense of litigation involving a derivative action brought on behalf of a stockholder claiming that some of the Company’s collection practices were improper. During 2015, we and our insurance carrier paid approximately $233,000 in such legal fees and costs, including the Company’s costs of defense. The action was settled in February 2016 and required (1) us to implement and/or maintain certain corporate governance reforms, most of which were already part of our current operations; and (2) our insurance carrier to pay attorneys’ fees to plaintiffs’ counsel of $3.5 million.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 6, 2016, by: (1) each director and director nominee; (2) each Named Executive Officer; (3) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (4) all directors and executive officers as a group. Calculations of beneficial ownership are based on 25,501,001 shares of our common stock outstanding on April 6, 2016. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
Invesco Ltd.(3) 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	3,696,785	14.50%
William Blair Investment Management, LLC(4) 222 W. Adams Chicago, Illinois 60606	2,996,143	11.75%
Broad Run Investment Management(5) 1530 Wilson Blvd, Suite 1020 Arlington, Virginia 22209	2,345,435	9.20%
BlackRock, Inc.(6) 55 East 52nd Street New York, New York 10022	2,274,291	8.92%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,821,274	7.14%
Whitebox Advisors, LLC(8) 3033 Excelsior Boulevard, Suite 300 Minneapolis, Minnesota 55416	1,717,501	6.74%
National Rural Electric Cooperative Association(9) 4301 Wilson Boulevard Arlington, Virginia 22203	1,456,559	5.71%
Channing Capital Management, LLC(10) 10 S. La Salle St, Suite 2401 Chicago, Illinois 60603	1,393,150	5.46%
Red Mountain Capital Partners LLC(11) 10100 Santa Monica Blvd., Suite 925 Los Angeles, California 90067	1,393,147	5.46%
Pembroke Management, Ltd.(12) 1002 Sherbrooke Street West, Suite 1700 Montreal, Quebec H3A 354	1,320,793	5.18%
Dimensional Fund Advisors LP(13) Building One, 6300 Bee Cave Road Austin, Texas 78746	1,306,594	5.12%
Kenneth A. Vecchione	210,254	*
Jonathan C. Clark	40,488	*
Paul Grinberg(14)(15)	370,935	1.45%
Ashish Masih(14)	117,847	*
Gregory L. Call(14)	51,618	*

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
Willem Mesdag(11)(15)	1,393,147	5.46%
Ashwini Gupta(15)	8,396	*
Wendy Hannam(15)	5,896	*
Michael P. Monaco(15))	5,659	*
Laura Newman Olle(15)	6,221	*
Francis E. Quinlan(15)	9,081	*
Norman R. Sorensen(15)	13,058	*
Richard J. Srednicki(15)	6,221	*
Current directors and executive officers as a group (13 persons)(14)(15)	2,252,052	8.69%

*	Less than one percent.
(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, California, 92108.
(2)	The numbers and percentages shown include the shares of common stock beneficially owned as of April 6, 2016, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 6, 2016, upon the exercise of options or the settlement of RSAs or RSUs, including vested, deferred issuance RSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Information with respect to Invesco Ltd. is based solely on a Schedule 13G/A filed with the SEC on February 4, 2016 by Invesco Ltd.
(4)	Information with respect to William Blair Investment Management, LLC (“WBIM”) is based solely on a Schedule 13G/A filed with the SEC on February 9, 2016 by WBIM. WBIM has sole voting power with respect to 2,781,156 shares and sole dispositive power with respect to 2,996,143 shares.
(5)	Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G/A filed with the SEC on February 17, 2016 by Broad Run.
(6)	Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock. BlackRock has sole voting power with respect to 2,216,346 shares and sole dispositive power with respect to 2,274,291 shares.
(7)	Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 11, 2016 by Vanguard and its affiliates. Vanguard has sole voting power with respect to 35,900 shares and sole dispositive power with respect to 1,784,174 shares. Vanguard has shared voting power with respect to 2,500 shares and shared dispositive power with respect to 37,100 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 34,600 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,800 shares as a result of its serving as investment manager of Australian investment offerings.
(8)	Information with respect to Whitebox Advisors, LLC (“WA”) is based solely on a Schedule 13G/A filed with the SEC on February 10, 2016 by WA and Whitebox General Partner LLC (“WGP”)., WA is deemed to be the beneficial owner of 1,717,501 shares as a result of its ownership of convertible notes of the Company. WGP is deemed to beneficially own 1,647,652 shares as a result of its ownership of convertible notes of the Company. WA has shared voting power and shared dispositive power with respect to 1,717,501 shares. WGP has shared voting power and shared dispositive power with respect to 1,647,652 shares.
(9)	Information with respect to National Rural Electric Cooperative Association (“National”) is based solely on a Schedule 13G filed with the SEC on February 16, 2016 by National. National Rural Electric

Cooperative Association has ultimate voting and investment control over the shares reported, but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.
(10)	Information with respect to Channing Capital Management, LLC (“Channing”) is based solely on a Schedule 13G filed with the SEC on February 9, 2016 by Channing. Channing has sole voting power with respect to 1,275,777 shares and sole dispositive power with respect to 1,393,150 shares.
(11)	Information with respect to Red Mountain Capital Partners LLC (“RMCP LLC”) is based in part on (a) a Schedule 13D filed with the SEC on April 30, 2013 and (b) a Form 4 filed with the SEC on June 11, 2015, by RMCP LLC, Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag. RMCP GP is the general partner of RMP and thus may be deemed to control RMP. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Each of RMP, RMCP GP, RMCP LLC and RMCM disclaims beneficial ownership of any securities held directly by Mr. Mesdag. Mr. Teets is a Partner of RMCP LLC and does not control any of these entities. Mr. Mesdag was elected as a director of Encore on May 11, 2007. Includes 31,511 fully vested deferred issuance RSUs held by Mr. Mesdag who may hold such equity awards and the underlying shares as a nominee for RMP, an investment fund.
(12)	Information with respect to Pembroke Management, Ltd (“Pembroke”) is based solely on a Schedule 13G filed with the SEC on February 8, 2016 by Invesco.
(13)	Information with respect to Dimensional Fund Advisors LP is based solely on a Schedule 13G filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or subadviser to certain Dimensional Funds. In its role as investment advisor, subadviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,206,176 shares and sole dispositive power with respect to 1,306,594 shares.
(14)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 6, 2016: for Mr. Grinberg, 16,666 shares; for Mr. Masih, 50,766 shares; for Mr. Call, 5,000 shares; and for all directors and executive officers as a group, 72,432 shares.
(15)	Includes the following number of fully vested deferred issuance RSUs: for Mr. Mesdag, 31,511; for Mr. Gupta, 3,396; for Ms. Hannam, 3,396; for Mr. Monaco, 5,659; for Ms. Olle, 6,221; for Mr. Quinlan, 8,881; for Mr. Sorensen, 11,058; for Mr. Srednicki, 6,221; for Mr. Grinberg, 120,000; and for all directors and executive officers as a group, 196,343 shares. For the directors, these RSUs were issued as director compensation for Board service. In recognition that Mr. Mesdag serves on our Board as representatives of RMP, we understand that he may hold his equity awards and the underlying shares as nominee for RMP.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,619,493	(1)	$16.23	(2)	1,107,561
Equity compensation plans not approved by security holders	—		—		—

Total	1,619,493	(1)	$16.23	(2)	1,107,561

(1)	Includes (a) 1,304,271 unvested RSAs, RSUs, PSAs and Performance Stock Units (“PSUs”), (b) 196,343 deferred RSUs that are vested but for which the underlying shares have not been issued, and (c) 118,879 outstanding stock options, in each case as of December 31, 2015. Assumes a payout at maximum level with respect to the PSAs and PSUs granted in 2013, 2014 and 2015.
(2)	The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSAs, RSUs, PSAs or PSUs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. We assist most of our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of Section 16 reports in our possession and on written representations from reporting persons, we believe that during 2015 all required reports for our directors, executive officers and persons who beneficially own more than 10% of our common stock were filed on a timely basis.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3)

Proposal

We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO USA, LLP to be available telephonically at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2015.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and 2014, and fees billed for other services rendered by BDO USA, LLP during those periods:

	2015		2014
Audit Fees (1)	$2,473,941	(2)	$1,860,543	(2)
Audit-Related Fees (3)	24,335		29,877
Tax Fees	—		—
All Other Fees	—		—

Total	$2,498,276		$1,890,420

(1)	Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and audits of certain subsidiaries and business for statutory, regulatory and other purposes.
(2)	Includes $1,537,225 in 2015 and $1,024,749 in 2014 in fees and expenses relating to the Company’s operations in the United Kingdom.
(3)	Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm for fees associated with the audits of our 401(k) plans.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made by the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014.

REPORT OF THE AUDIT COMMITTEE

In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.

BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee:

Michael P. Monaco, Chairman

Wendy Hannam (appointed September 28, 2015)

Willem Mesdag (appointed June 4, 2015)

Laura Newman Olle

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2017 annual meeting, must be received at our principal executive offices by December 22, 2016 if our 2017 annual meeting is held within 30 days of June 1, 2017. If, however, our 2017 annual meeting is more than 30 days before or after June 1, 2017, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.

Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2017 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 1, 2017 and no later than March 3, 2017, unless, for purposes of a stockholder proposal, the date of the 2017 annual meeting of stockholders is called for a date that is not within 30 days before or after June 1, 2017 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal.

Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (1) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (2) mail a request to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 1, 2016

Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

By:

Kenneth A. Vecchione

Chief Executive Officer

April 21, 2016

ENCORE CAPITAL GROUP, INC.

3111 CAMINO DEL RIO NORTH

SUITE 103

SAN DIEGO, CA 92108

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	Willem Mesdag 02 Ashwini Gupta 03 Wendy Hannam 04 Michael P. Monaco 05 Laura Newman Olle
06	Francis E. Quinlan 07 Norman R. Sorensen 08 Richard J. Srednicki 09 Kenneth A. Vecchione
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Non-binding vote to approve the compensation of the Company’s named executive officers.					☐	☐	☐
3	Ratification of selection of BDO USA, LLP as independent registered public accounting firm for the fiscal year 2016.					☐	☐	☐

NOTE: This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2, and FOR PROPOSAL 3. This proxy also confers discretionary authority to vote on such other matters as may come before the annual meeting. This undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

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ENCORE CAPITAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 1, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 1, 2016 and the proxy statement and appoints Kenneth A. Vecchione and Jonathan C. Clark, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at Park Hyatt Hotel, 153 West 57th Street, New York, New York 10019, on June 1, 2016, at 8:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side